Exhibit 99.2

NOTICE OF REDEMPTION

NATIONWIDE HEALTH PROPERTIES, INC.

7.677% Series A Cumulative Preferred Step-Up REIT Securities

CUSIP: 638620203

Redemption Date: October 1, 2007

NOTICE IS HEREBY GIVEN that Nationwide Health Properties, Inc., a Maryland corporation (the “Company”), has elected, pursuant to the Articles Supplementary of the Company filed with the Maryland State Department of Assessments and Taxation on September 25, 1997 (the “Series A Articles”) classifying the 7.677% Series A Cumulative Preferred Step-Up REIT Securities, par value $1.00 per share (the “Series A Preferred Stock”), to redeem on October 1, 2007 (the “Redemption Date”) all of the outstanding shares of Series A Preferred Stock. Pursuant to the Series A Articles and as a result of the call for redemption, holders of Series A Preferred Stock are entitled to receive from the Company upon redemption of the Series A Preferred Stock the per share sum of US $100.00 (the “Redemption Price”).

Because the Redemption Date will be a dividend payment date, the Company expects to pay the final dividend in full, and there are no other unpaid dividends.

Dividends on all shares of Series A Preferred Stock to be redeemed will cease to accumulate on the Redemption Date, and on and after such date, holders of shares of Series A Preferred Stock will not have any rights as holders other than the right to receive the Redemption Price, without interest, upon surrender of certificates representing their shares of Series A Preferred Stock.

The CUSIP No. for the shares of Series A Preferred Stock is 638620203.

Manner of Redemption

To receive the Redemption Price for a holder’s shares of Series A Preferred Stock being redeemed, the holder thereof must surrender all of its certificates representing such shares to The Bank of New York, the Paying/Transfer Agent, at its address set forth below. On the Redemption Date, the Redemption Price shall become due and payable upon presentation and surrender of each share, and as of the Redemption Date dividends on the shares will cease to accrue. Shares presented and surrendered after the Redemption Date shall be paid the Redemption Price without any interest thereon. In case the holder of any shares of Series A Preferred Stock shall not claim the Redemption Price for its shares within three months after the Redemption Date, the Paying/Transfer Agent shall, upon demand, pay over to the Company such amount remaining on deposit and the Paying/Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares and such holder shall look only to the Company for payment thereof.

NATIONWIDE HEALTH PROPERTIES, INC.

Dated: August 17, 2007

All questions and requests for additional copies of this Notice of Redemption should be directed to The Bank of New York by telephoning (800) 507-9357 or contacting The Bank of New York at the address specified below.

Certificates surrendered for redemption should be delivered to:

The Bank of New York

101 Barclay Street, 11 West

New York, New York 10286

Attn: Reorganization Services

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